CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement on Form N-2 of our report dated March 2, 2026, relating to the financial statements and financial highlights of TCW Private Asset Income Fund for the period from April 1, 2025 (commencement of operations) to December 31, 2025, and to the references to us under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Los Angeles, California

April 30, 2026